Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) dated as of September 29, 2022 to the Credit Agreement referenced below is by and among Corsair Gaming, Inc., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, credit facilities have been extended to the Borrower pursuant to that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of September 3, 2021, among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement, and the Administrative Agent and the Lenders have agreed to make such requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.Amendments to the Credit Agreement.

(a) The following definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order to read as follows:

“Corsair Memory” means Corsair Memory, Inc., a Delaware corporation.

“Permitted Factor” means CIT Group/Commercial Services, Inc.

“Permitted Factoring Agreement” means the Factoring Agreement, dated as of the Second Amendment Effective Date, among Corsair Memory and the Permitted Factor, as from time to time amended or otherwise modified with the consent of the Administrative Agent.

“Permitted Factoring Customer” means each of Amazon.com, Inc., Best Buy Co. Inc., and their respective Subsidiaries and Affiliates.

“Permitted Factoring Intercreditor Agreement” means the Assignment of Factoring Proceeds and Intercreditor Agreement, dated as of the Second Amendment Effective Date, among Corsair Memory, the Permitted Factor and the Administrative Agent.

“Permitted Factoring Program” means the sale by Corsair Memory of accounts receivable from the Permitted Factoring Customers and related assets (as described in the Permitted Factoring Agreement) to the Permitted Factor, pursuant to the Permitted Factoring Agreement; provided that (i) with respect to Factor Risk

Accounts (as defined in the Permitted Factoring Agreement) a true sale opinion has been obtained (if then required by applicable accounting rules or by the Borrower) and the Borrower is accounting for such as a true sale, (ii) such sale occurs on or before September 30, 2023 (or such later date as the Administrative Agent may permit in its sole discretion); and (iii) the Permitted Factoring Intercreditor Agreement shall at the time of any such sale be in full force and effect.

“Second Amendment Effective Date” means September 29, 2022.

(b)The definition of “Consolidated Funded Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) all obligations in respect of unreimbursed drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts and other accounts payable in the ordinary course of business, (ii) deferred compensation accruals for payroll and accrued expenses in the ordinary course of business, and (iii) Earn Out Obligations to the extent not then due and payable and unpaid); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other limited liability legal entity) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.  For the avoidance of doubt, amounts advanced to Corsair Memory by the Permitted Factor in respect of Factor Risk Accounts (as defined in the Permitted Factoring Agreement) factored pursuant to the Permitted Factoring Program shall not be considered Consolidated Funded Indebtedness.

(c)    The proviso at the end of the definition of “Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

provided, however, that notwithstanding anything to the contrary, (x) amounts owing under any Permitted Convertible Indebtedness shall not be considered Indebtedness to the extent cash collateralized on terms at the time of such pledge, to the extent material to the interests of the Lenders, reasonably satisfactory to the Administrative Agent (it being understood that such pledge shall be in part for the benefit of the Lenders and shall not be released prior to payment in full of all amounts owing under the applicable Permitted Convertible Indebtedness without the consent of the Required Lenders other than to pay amounts owing under such Permitted Convertible Indebtedness to the extent such payments are permitted under this Agreement and any applicable subordination terms), (y) obligations arising under notes or similar instruments issued in connection with customary commercial arrangements in China shall not be considered Indebtedness to the extent considered accounts payable of such Person in accordance with GAAP, and (z) amounts advanced to Corsair Memory by the Permitted Factor in respect of Factor Risk Accounts (as defined in the Permitted Factoring Agreement) factored pursuant to the Permitted Factoring Program shall not be considered Indebtedness.

(d)The definition of “Loan Documents” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, the Engagement Letter, the Permitted Factoring Intercreditor Agreement, each Issuer Document, each Incremental Term Facility Amendment, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, any subordination agreement entered into by the Administrative Agent and a Loan Party in respect of Permitted Subordinated Debt and all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, the Guaranty and the Collateral Documents.

(e)The definition of “Permitted Transfer” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Permitted Transfer” means (a) any Disposition by the Borrower or any Subsidiary; provided, that, (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) such Disposition shall be for fair market value (as determined by the Borrower in good faith), (iii) the aggregate amount of all Permitted Transfers made in any fiscal year shall not exceed $15,000,000 (with fifty percent (50%) of the unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year (but to no further succeeding fiscal year after the immediately succeeding fiscal year); provided that the aggregate amount of Permitted Transfers in any fiscal year shall be applied first to the aggregate amount for such fiscal year, until utilized in full, and then to any amount carried over from the prior fiscal year) and (iv) the purchase price with respect thereto shall be paid to the Borrower or such Subsidiary, as applicable, for not less than seventy-five percent (75%) cash and Cash Equivalent consideration; provided, however, that for the purposes of this clause (iv), the following shall be deemed to be cash:  (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder) of the Borrower or such Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within one hundred eighty (180) days following the closing of the applicable Disposition; and (C) any Designated Non-Cash Consideration in respect of such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of $5,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the time received (and without giving effect to subsequent changes in value)); provided further that, at any time the Permitted Factoring Program is in effect, the foregoing basket for permitted Dispositions in this clause (a) may not be utilized in connection with any factoring program of the Borrower or any of its Subsidiaries, (b) Dispositions of non-core assets acquired in connection with Permitted Acquisitions or similar Investments so long as (i) the aggregate fair market value (as determined in good faith by the Borrower) of the asset(s) subject to such Disposition (or series of related Dispositions) shall not exceed ten percent (10%) of the purchase price of the applicable acquired entity, assets or business, (ii) each such Disposition is an arm’s-length transaction, and (iii) the Net Cash Proceeds received by the Borrower or the applicable Subsidiary in connection with any such Disposition (or series of related Dispositions) shall be in an amount at least equal to the fair market value of the asset(s) subject to such Disposition (as determined in good faith by the Borrower), (c) Permitted Sale and Leaseback Transactions, (d) the Disposition by Corsair Memory of accounts receivable from the Permitted Factoring Customers and related assets (as described in the Permitted Factoring Agreement) in connection with the Permitted Factoring Program, and (e) other Dispositions, so long as the Net Cash Proceeds received by the Borrower and its Subsidiaries in connection therewith, when aggregated with the Net Cash Proceeds of all other Dispositions made by the Borrower or any Subsidiary in reliance on this clause (d), in any fiscal year do not exceed $5,000,000; provided further that, at any time the Permitted Factoring Program is in effect, the foregoing basket for permitted Dispositions in this clause (e) may not be utilized in connection with any factoring program of the Borrower or any of its Subsidiaries.

(f)Section 7.01 of the Credit Agreement is hereby amended by (i) deleting the “and” from the end of clause (t) thereof, and (ii) deleting clause (u) thereof and replacing it with the following new clauses (u) and (v):

(u)Liens on accounts receivable of Corsair Memory owed from the Permitted Factoring Customers and related assets (as described in the Permitted Factoring Agreement) securing obligations incurred in connection with the Permitted Factoring Program; and

(v)other Liens not permitted by the foregoing clauses of this Section 7.01 securing Indebtedness or other obligations permitted pursuant to this Agreement in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that, at any time the Permitted Factoring Program is in effect, the foregoing basket for Liens may not be utilized in connection with any factoring program of the Borrower or any of its Subsidiaries.

(g) Section 7.09 of the Credit Agreement is hereby amended to read as follows:

7.09Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (a) make Restricted Payments to any Loan Party, (b) pay any Indebtedness or other obligations owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) transfer any of its property to any Loan Party, (e) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (e) above) for (1) this Agreement and the other Loan Documents, (2) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary, (3) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (4) any agreement in effect at the time a Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary, (5) without affecting the Loan Parties’ obligations under Section 6.12 and Section 6.13, customary provisions in Organization Documents, joint venture agreements, other similar agreements applicable to joint ventures and other non-Wholly Owned Subsidiaries permitted under Section 7.03 and applicable solely to such joint venture or non-Wholly Owned subsidiary and its equity, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business, in each case, that restrict the transfer of ownership interests in or other rights in respect of such Person, (6) restrictions on cash or other deposits or net worth imposed by suppliers, landlords, customers, insurance and surety or bonding companies under contracts entered into in the ordinary course of business, (7) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (8) any agreement relating to Indebtedness incurred pursuant to Section 7.02(c) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (9) customary restrictions regarding licensing or sublicensing by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business, (10) restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder, (11) restrictions in any agreement relating to Indebtedness of a Foreign Subsidiary that is not a Loan Party that is permitted by Section 7.02 and which does not apply to any Loan Party or any Domestic Subsidiary, so long as such restrictions do not impair the ability of the Loan Parties to perform their obligations under this Agreement, (12) any agreement relating to the Permitted Factoring Program to the extent that such restrictions apply only to the property or assets sold pursuant thereto and related assets (as described in the Permitted Factoring Agreement) and (13) solely in respect of the matters referenced in clauses (a) through (d) above and, to the extent such restrictions and conditions apply only to Subsidiaries constituting Excluded Subsidiaries (other than a Subsidiary constituting an Excluded Subsidiary solely by virtue of clause (a) of the definition thereof), clause (e) above, restrictions and conditions arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date to the extent such restrictions and conditions are not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries, than the restrictions and conditions in the Loan Documents (except for (A) covenants and events of default applicable only to periods after the then Latest Maturity Date or (B) unless the Borrower enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders).

(h) Section 7.12(d) of the Credit Agreement is hereby amended to read as follows:

7.12.Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity; Permitted Factoring Documents and Accounting Changes.

(a)Amend any of its Organization Documents in a manner materially adverse to the Lenders;

(b)without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), change its fiscal year (it being understood that if such fiscal year is so changed, the Borrower and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower to reflect such change in fiscal year);

(c)without giving written notice thereof to the Administrative Agent within fifteen (15) days after the occurrence thereof (or such extended period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business;

(d)without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), amend, in a manner materially adverse to the interests of the Administrative Agent or the Lenders, the Permitted Factoring Agreement or any other documentation entered into in connection with the Permitted Factoring Program; or

(e)make any change in accounting policies or reporting practices, in each case, except as required by GAAP or in a manner not materially adverse to the Lenders.

(i)Clause (e) of Section 8.01 of the Credit Agreement is hereby amended to read as follows:

(e)Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (excluding, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, Equity Interests of the Borrower or a combination thereof, in each case to the extent permitted hereunder, in any case, other than as a result of any default or event of default by the Borrower or any Subsidiary thereunder and other than as a result of a “change of control”, “fundamental change” or similar occurrence), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) an “Event of Default” (as defined in the Permitted Factoring Agreement) occurs under the Permitted Factoring Agreement; or

3.Conditions Precedent.  This Amendment shall be effective on the first date each of the following conditions precedent has been satisfied:

(a)receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Borrower, the Guarantors, the Required Lenders and the Administrative Agent;

(b)receipt by the Administrative Agent of duly executed copies of the Permitted Factoring Agreement and, to the extent requested by the Administrative Agent prior to the date hereof, other documentation entered into in connection with the Permitted Factoring Program, each in form and substance reasonably satisfactory to the Administrative Agent;

(c)receipt by the Administrative Agreement of a duly executed copy of the Permitted Factoring Intercreditor Agreement; and

(d)the Borrower shall have paid all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable and documented fees and expenses of counsel to the Administrative Agent in respect of this Amendment) required to be paid on the date hereof to the extent invoiced in writing to the Borrower at least two (2) Business Days prior to the date hereof.

4.Amendment is a “Loan Document”.  This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

5.Representations and Warranties; No Default.  Each Loan Party represents and warrants to the Administrative Agent and each Lender that, on and as of the date hereof, immediately after giving effect to this Amendment, (a) the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and (b) no Default exists.

6.Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents (in the case of the Credit Agreement, as amended hereby), and (c) agrees that, except as expressly set forth herein, this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

7.Reaffirmation of Security Interests.  Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (b) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not in any manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

8.No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

9.Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment, or any certificate delivered hereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	CORSAIR GAMING, INC. By: /s/ Michael G. Potter Name: Michael G Potter Title: Chief Financial Officer

GUARANTORS:

CORSAIR MEMORY, INC.

By: /s/ Michael G. Potter

Name: Michael G Potter

Title: Chief Financial Officer

ORIGIN PC, LLC

By: /s/ Andrew J. Paul

Name: Andrew J. Paul

Title: President

SCUF GAMING INTERNATIONAL LLC

By: /s/ Michael G. Potter

Name: Michael G Potter

Title: Chief Financial Officer

[SIGNATURE PAGES CONTINUE]

Corsair Gaming, Inc.

Second AMENDMENT

BANK OF AMERICA, N.A., as Administrative Agent By: /s/ Jason Eshler Name: Jason Eshler Title: Vice President

Corsair Gaming, Inc.

Second AMENDMENT

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender By: /s/ Jason Eshler Name: Jason Eshler Title: Vice President

Corsair Gaming, Inc.

Second AMENDMENT